Exhibit 99.1

EVERTEC REPORTS FIRST QUARTER 2026 RESULTS
Raises Full-Year 2026 Outlook
Completes Strategic Acquisition of Dimensa

SAN JUAN, PUERTO RICO – May 6, 2026 – EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) today announced results for the first quarter ended March 31, 2026.
First Quarter 2026 Highlights and Recent Highlights

•Revenue increased 8% to $247.9 million, approximately 5% on a constant currency basis
•GAAP Net Income attributable to common shareholders decreased 27% to $23.8 million, and decreased 24% to $0.38 per diluted share
•Adjusted EBITDA increased 9% to $97.0 million and Adjusted earnings per common share increased 3% to $0.90
•Completed the previously announced acquisition of Dimensa S.A. ("Dimensa")
•$23.1 million returned to shareholders through share repurchases and dividends

Mac Schuessler, President and Chief Executive Officer stated "We delivered a solid start to 2026 with disciplined execution. Given the closing of Dimensa, we are increasing our full-year outlook, reflecting the strategic value of the acquisition and our focus on sustainable long‑term growth."

First Quarter 2026 Results

Revenue. Total revenue for the quarter ended March 31, 2026 was $247.9 million, an increase of 8%, compared with $228.8 million in the prior year quarter driven by organic growth across most of the Company's segments and the contribution from the acquisition completed in the fourth quarter of 2025. Constant currency revenue amounted to $241.2 million, representing growth of 5%. Merchant acquiring revenue benefited from higher sales volume and higher non-transactional revenues, partially offset by a slight decrease in spread. Payments Puerto Rico revenue increased primarily driven by transaction growth and continued strength in ATH Movil primarily in ATH Business. Latin America revenue benefited from the acquisition completed in the fourth quarter of prior year, strong performance in Brazil and continued organic growth across the region. Business Solutions revenue decreased as a result of the 10% discount to Popular that came into effect in the fourth quarter of 2025, and a non-recurring hardware and software sale executed in the prior year.

Net Income attributable to common shareholders. For the quarter ended March 31, 2026, GAAP Net Income attributable to common shareholders was $23.8 million or $0.38 per diluted share, a decrease of approximately $9.0 million, compared with $32.7 million or $0.50 per diluted share in the prior year. The decrease was driven by higher selling, general and administrative expenses mainly related to professional fees, cash payment of contingent considerations related to prior acquisitions, as well as higher depreciation and amortization from intangible assets recognized in the recent acquisition.

Adjusted EBITDA and Adjusted EBITDA Margin. For the quarter ended March 31, 2026, Adjusted EBITDA was $97.0 million, an increase of $7.6 million when compared to the prior year quarter, driven by the increase in revenues. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenue) was 39.1%, consistent with the prior year period.

Adjusted Net Income and Adjusted earnings per common share. For the quarter ended March 31, 2026, Adjusted Net Income was $56.0 million, a slight decrease compared with $56.3 million in the prior year, driven primarily by a higher adjusted effective tax rate reflecting growth in Latin America jurisdictions with higher tax rates, higher operating depreciation and amortization expense, and the impact from non-controlling interest from the recent acquisition. These increases were partially offset by a higher Adjusted EBITDA. Adjusted earnings per common share was $0.90, an increase of 3% compared with $0.87 in the prior year driven by the Adjusted Net Income results and a lower share count reflecting the impact of share repurchases completed during the current and prior year.

Business Acquisition

On April 30, 2026, Evertec completed the acquisition of Dimensa S.A., a B2B technology provider serving financial institutions in Brazil.

2026 Outlook

The Company's revised financial outlook for 2026 is as follows:

•We now expect revenue between $1,073 million and $1,085 million representing growth of approximately 15.1% to 16.4%, and increase from our previous expectation of 9.9% to 11.2%. Constant currency growth is now expected to be between 13.8% to 15%.
•Adjusted earnings per common share is now expected to be between $3.86 to $3.98 representing growth of approximately 6.6% to 9.9%, an increase from our previous expectation of 6.1% to 9.4%. On a constant currency basis, growth is expected to be between 5.2% to 8.6%.
•Continue to expect capital expenditures to be approximately $90 million
•Continue to expect an adjusted effective tax rate of approximately 11% to 12%

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss its first quarter 2026 financial results today at 4:30 p.m. ET. Hosting the call will be Mac Schuessler, President and Chief Executive Officer, and Karla Cruz-Jusino, Chief Financial Officer. The conference call can be accessed live over the phone by dialing (888) 338-7153 or for international callers by dialing (412) 317-5117. A replay will be available one hour after the end of the conference call and can be accessed by dialing (855) 669-9658 or (412) 317-0088 for international callers; the pin number is 7731962. The replay will be available through Wednesday, May 13, 2026. The call will be webcast live from the Company’s website at www.evertecinc.com under the Investor Relations section or directly at http://ir.evertecinc.com. A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website at ir.evertecinc.com and will remain available after the call.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processor and financial technology provider in Latin America, Puerto Rico and the Caribbean, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company manages a system of electronic payment networks and offers a comprehensive suite of services for core banking, cash processing and fulfillment in Puerto Rico, that process over ten billion transactions annually. The Company also offers financial technology outsourcing in all the regions it serves. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Use of Non-GAAP Financial Information

The non-GAAP measures referenced in this earnings release are supplemental measures of the Company’s performance and are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to total revenue, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities, as indicators of operating performance or as measures of the Company’s liquidity. In addition to GAAP measures, management uses these non-GAAP measures to focus on the factors the Company believes are pertinent to the daily management of the Company’s operations and believes that they are also frequently used by analysts, investors and other stakeholders to evaluate companies in our industry. These measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our condensed consolidated statements of operations that are necessary to run our business. Other companies, including other companies in our industry, may not use these measures or may calculate these measures differently than as presented herein, limiting their usefulness as comparative measures.

Reconciliations of the non-GAAP measures to the most directly comparable GAAP measure are included at the end of this earnings release. These non-GAAP measures include Constant currency revenue, EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per common share, and Constant Currency Adjusted Earnings per common share, each as defined below.

Constant currency revenue represents reported revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period. Constant currency revenue is calculated by applying prior-year period foreign currency exchange rates to current-period revenue.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items and unusual expenses such as: share-based compensation, restructuring related expenses, fees and expenses from corporate transactions such as M&A activity and financing, multi-year non-recurring gains recognized in connection with the sale of tax credits, equity investment income net of dividends received, and the impact from unrealized gains and losses on foreign currency remeasurement for assets and liabilities in non-functional currency. Segment Adjusted EBITDA which is the measure reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and for this reason is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K. The Company’s presentation of Adjusted EBITDA is substantially consistent with the equivalent measurements that are contained in the secured credit facilities in testing EVERTEC Group’s compliance with covenants therein such as the secured leverage ratio. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of total revenues.

Adjusted Net Income is defined as Adjusted EBITDA less: operating depreciation and amortization expense, defined as GAAP Depreciation and amortization less amortization of intangibles related to acquisitions such as customer relationships, trademarks, non-compete agreements, among others; cash interest expense defined as GAAP interest expense, less GAAP interest income adjusted to exclude non-cash amortization of debt issue costs and premiums and accretion of discount; income tax expense which is calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for uncertain tax position releases, tax true-ups, windfall from share-based compensation, unrealized gains and losses from foreign currency remeasurement, among others; and non-controlling interests, net of amortization for intangibles created as part of the purchase.

Adjusted Earnings per common share is defined as Adjusted Net Income divided by diluted shares outstanding.

Constant Currency Adjusted Earnings per common share is defined as Adjusted earnings per common share excluding the impact of fluctuations in foreign currency exchange rates in the current period, calculated by applying prior-year period foreign currency exchange rates to current-period results.

The Company uses Adjusted Net Income to measure the Company's overall profitability because the Company believes it better reflects the comparable operating performance by excluding the impact of the non-cash amortization and depreciation that was created as a result of merger and acquisition activity. In addition, in evaluating EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share, you should be aware that in the future the Company may incur expenses such as those excluded in calculating them.

Forward-Looking Statements

Certain statements in this earnings release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical facts, including, without limitation, statements regarding our future results of operations and financial position, including our guidance for fiscal year 2026; our business strategies; objectives of management for future operations, including, among others, statements regarding our expected growth, international expansion and future capital expenditures; and expectations for and anticipated benefits of acquisitions, are forward looking statements. Words such as “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our reliance on our relationship with Popular, Inc. (“Popular”) for a significant portion of our revenues pursuant to our second Amended and Restated Master Services Agreement (“A&R MSA”) with them, and as it may impact our ability to grow our business; our ability to renew our client contracts on terms favorable to us, including but not limited to the current term and any extension of the A&R MSA with Popular and Amended and Restated Independent Sales Organization Sponsorship and Services Agreement (the “A&R ISO Agreement”) with Banco Popular; our reliance on our information technology systems, employees and certain suppliers and counterparties, and certain failures or disruptions in those systems or chains could materially adversely affect our operations; the risk of security breaches or other confidential data theft from our systems; our ability to recruit, retain and develop qualified personnel; fraud by merchants or others; the credit risk of our merchant clients, for which we may also be liable; our use of artificial intelligence (“AI”) and machine learning tools and the evolving regulatory framework governing such technology; a decreased client base due to consolidations and/or failures in the financial services industry; our ability to comply with existing and future rules and regulations in the jurisdictions in which we operate; a reduction in consumer confidence, whether as a result of a global economic downturn or otherwise, which leads to a decrease in consumer spending; our dependence on payment card network or other network rules, standards, mandates or fees; the geographical concentration of our business in Puerto Rico, including our business with the government of Puerto Rico and its instrumentalities, which are facing fiscal challenges and the effects of potential natural disasters; risks associated with our presence in international markets, including global political, social and economic instability; operating an international business in Latin America, Puerto Rico and the Caribbean, in jurisdictions with potential political and economic instability; the impact of exposure to foreign exchange fluctuations and capital controls on our costs, earnings and the value of some of our assets; our ability to protect our intellectual property rights against infringement and to defend ourselves against potential intellectual property infringement claims and the potential impact on our business of such claims, whether or not correct; the possibility that we could lose our preferential tax rate in Puerto Rico; the effect of purchases of our common stock pursuant to our stock repurchase plan on the value of our common stock; and the impact of our leverage on our ability to raise additional capital, that our leverage may limit our ability to react to changes in the economy or our industry, expose us to interest rate risk and prevent us from meeting our obligations with respect to our substantial indebtedness, that we and our subsidiaries may be able to incur significant additional indebtedness, which could further increase such risks; and the other factors set forth under "Part 1, Item 1A. Risk Factors," in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission (the "SEC") on March 2, 2026. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless it is required to do so by law.
Investor Contact
Loyda Montes Santiago
(787) 773-5442
IR@evertecinc.com

EVERTEC, Inc.
Schedule 1: Unaudited Condensed Consolidated Statements of Income and Comprehensive Income (Loss)

	Three months ended March 31,
(Dollar amounts in thousands, except share data)	2026	2025
Revenues	$247,923	$228,792

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization	118,245	114,609
Selling, general and administrative expenses	47,846	36,210
Depreciation and amortization	37,263	28,473
Total operating costs and expenses	203,354	179,292
Income from operations	44,569	49,500
Non-operating income (expenses)
Interest income	3,860	3,251
Interest expense	(17,357)	(16,988)
Loss on foreign currency remeasurement	(3,726)	(833)
Earnings from equity investees	1,446	2,077
Other income, net	187	220
Total non-operating expenses	(15,590)	(12,273)
Income before income taxes	28,979	37,227
Income tax expense	4,232	4,136
Net income	24,747	33,091
Less: Net income attributable to non-controlling interest	996	388
Net income attributable to EVERTEC, Inc.’s common stockholders	23,751	32,703
Other comprehensive income, net of tax
Foreign currency translation adjustments	49,574	46,711
Gain (loss) on cash flow hedges	2,749	(3,992)
Unrealized (loss) gain on change in fair value of debt securities available-for-sale	$(4)	$8
Other comprehensive income, net of tax	$52,319	$42,727
Total comprehensive income attributable to EVERTEC, Inc.’s common stockholders	$76,070	$75,430
Net income per common share:
Basic	$0.38	$0.51
Diluted	$0.38	$0.50
Shares used in computing net income per common share:
Basic	61,795,539	63,737,480
Diluted	62,578,904	64,836,582

EVERTEC, Inc.
Schedule 2: Unaudited Condensed Consolidated Balance Sheets

(Dollar amounts in thousands, except share data)	March 31, 2026	December 31, 2025
Assets
Current Assets:
Cash and cash equivalents	$290,886	$305,993
Restricted cash	23,550	25,838
Accounts receivable, net	176,398	164,381
Settlement assets	27,844	26,098
Prepaid expenses and other assets	83,665	68,462
Total current assets	602,343	590,772
Debt securities available-for-sale, at fair value	3,762	3,202
Equity securities, at fair value	6,102	5,849
Investments in equity investees	32,369	30,120
Property and equipment, net	65,760	64,354
Operating lease right-of-use asset	37,027	38,218
Goodwill	918,156	891,992
Other intangible assets, net	555,189	553,082
Deferred tax asset	52,665	45,386
Other long-term assets	22,638	20,321
Total assets	$2,296,011	$2,243,296
Liabilities and stockholders’ equity
Current Liabilities:
Accrued liabilities	$116,502	$125,575
Accounts payable	63,355	63,726
Contract liability	30,382	26,573
Income tax payable	10,261	3,218
Current portion of long-term debt	26,850	23,867
Short-term borrowings	25,000	10,000
Current portion of operating lease liability	5,779	5,878
Settlement liabilities	28,096	26,202
Total current liabilities	306,225	285,039
Long-term debt	1,045,075	1,053,030
Deferred tax liability	69,463	71,356
Contract liability - long term	42,703	47,032
Operating lease liability - long-term	32,292	33,305
Derivative liability	2,500	5,225
Other long-term liabilities	31,933	34,317
Total liabilities	1,530,191	1,529,304
Redeemable non-controlling interests	94,228	89,155
Stockholders’ equity
Preferred stock, par value $0.01; 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 206,000,000 shares authorized; 61,620,344 shares issued and outstanding as of March 31, 2026 (December 31, 2025 - 61,756,639)	616	618
Additional paid-in capital	—	—
Accumulated earnings	682,074	687,696
Accumulated other comprehensive loss, net of tax	(14,389)	(66,708)

Total EVERTEC, Inc. stockholders’ equity	668,301	621,606
Non-controlling interest	3,291	3,231
Total equity	671,592	624,837
Total liabilities and equity	$2,296,011	$2,243,296

EVERTEC, Inc.
Schedule 3: Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
(In thousands)	2026	2025
Cash flows from operating activities
Net income	$24,747	$33,091
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,263	28,473
Amortization of debt issue costs and accretion of discount	1,247	1,113
Operating lease amortization	1,488	1,736
Deferred tax benefit	(11,968)	(5,482)
Share-based compensation	7,555	7,249
Earnings of equity investees	(1,446)	(2,077)
Loss on foreign currency remeasurement	3,726	833
Other, net	1,190	(1,499)
(Increase) decrease in assets:
Accounts receivable, net	(11,734)	(18,465)
Prepaid expenses and other assets	(7,945)	(9,403)
Other long-term assets	(1,431)	5,072
(Decrease) increase in liabilities:
Accrued liabilities and accounts payable	(9,518)	(2,468)
Income tax payable	(1,349)	4,039
Contract liability	(590)	(3,354)
Operating lease liabilities	(1,222)	(1,398)
Other long-term liabilities	1,197	183
Total adjustments	6,463	4,552
Net cash provided by operating activities	31,210	37,643
Cash flows from investing activities
Additions to software and other intangible assets	(16,336)	(15,868)
Property and equipment acquired	(6,346)	(6,407)
Other investing activities, net	(495)	(49)
Net cash used in investing activities	(23,177)	(22,324)
Cash flows from financing activities
Acquisition of redeemable non-controlling interest	(2,389)	(5,167)
Withholding taxes paid on share-based compensation	(7,364)	(8,706)
Net borrowings under Revolving Facility	15,000	—
Dividends paid	(3,088)	(3,181)
Repurchase of common stock	(20,008)	—
Repayment of long-term debt	(5,967)	(5,967)
Settlement activity, net	(2,281)	1,146
Other financing activities, net	(7,620)	(5,670)
Net cash used in financing activities	(33,717)	(27,545)
Effect of foreign exchange rate on cash, cash equivalents and restricted cash	6,008	5,195
Net decrease in cash, cash equivalents, restricted cash and cash included in settlement assets	(19,676)	(7,031)
Cash, cash equivalents, restricted cash and cash included in settlement assets at the beginning of the period	348,129	314,649
Cash, cash equivalents, restricted cash, and cash included in settlement assets at end of the period	$328,453	$307,618
Cash and cash equivalents	290,886	265,864
Restricted cash	23,550	24,198
Cash and cash equivalents included in settlement assets	14,017	17,556
Cash, cash equivalents, restricted cash and cash included in settlement assets	$328,453	$307,618

EVERTEC, Inc.
Schedule 4: Unaudited Segment Information

	Three months ended March 31, 2026
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Total Reportable Segments	Corporate and Other (1)	Total

Revenues	$58,445	$110,330	$48,405	$59,538	$276,718	$(28,795)	$247,923
Adjusted EBITDA	34,740	32,800	19,518	21,637	108,695	(11,649)	97,046

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $15.7 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction-processing of $8.3 million from Latin America Payments and Solutions to both Payment Services- Puerto Rico & Caribbean and Business Solutions, and transaction-processing and monitoring fees of $4.9 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.

	Three months ended March 31, 2025
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Total Reportable Segments	Corporate and Other (1)	Total

Revenues	$55,157	$83,775	$47,649	$65,564	$252,145	$(23,353)	$228,792
Adjusted EBITDA	31,438	24,895	20,359	22,211	98,903	(9,464)	89,439

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $14.4 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction-processing of $5.5 million from Latin America Payments and Solutions to both Payment Services - Puerto Rico & Caribbean and Business Solutions, and transaction-processing and monitoring fees of $3.5 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.

EVERTEC, Inc.
Schedule 5: Reconciliation of GAAP to Non-GAAP Operating Results

	Three months ended March 31,
(Dollar amounts in thousands, except share data)	2026	2025
Revenue	$247,923	$228,792
Currency Adjustment - Constant (1)	(6,756)	—
Constant Currency Revenue	$241,167	$228,792

Net income	$24,747	$33,091
Income tax expense	4,232	4,136
Interest expense, net	13,497	13,737
Depreciation and amortization	37,263	28,473
EBITDA	79,739	79,437
Equity income (2)	(1,446)	(2,077)
Compensation and benefits (3)	13,298	11,620
Transaction, refinancing and other fees (4)	1,729	(374)
Loss on foreign currency remeasurement (5)	3,726	833
Adjusted EBITDA	97,046	89,439
Operating depreciation and amortization (6)	(18,904)	(16,620)
Cash interest expense, net (7)	(12,217)	(12,964)
Income tax expense (8)	(7,164)	(3,197)
Non-controlling interest (9)	(2,712)	(398)
Adjusted Net Income	$56,049	$56,260
Net income per common share (GAAP):
Diluted	$0.38	$0.50
Adjusted earnings per common share (Non-GAAP):
Diluted	$0.90	$0.87
Shares used in computing adjusted earnings per common share:
Diluted	62,578,904	64,836,582

1)Constant currency adjustment is calculated by applying prior-year monthly average foreign currency exchange rates to current-period results.
2)Represents the elimination of non-cash equity earnings from equity investments, net of dividends received.
3)Primarily represents share-based compensation and severance payments.
4)Primarily represents fees and expenses associated with corporate transactions as defined in the Credit Agreement and other non-recurring expenses.
5)Represents non-cash unrealized losses and (gains) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.
6)Represents operating depreciation and amortization expense, which excludes amounts generated as a result of merger and acquisition activity.
7)Represents interest expense, less interest income, as they appear on the unaudited condensed consolidated statements of income and comprehensive income (loss), adjusted to exclude non-cash amortization of the debt issue costs and premiums, and accretion of discount.
8)Represents income tax expense calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for certain discrete items.
9)Represents the non-controlling equity interests, net of amortization for intangibles created as part of the purchase.

EVERTEC, Inc.
Schedule 6: Outlook Summary and Reconciliation to Non-GAAP Adjusted Earnings per Share

	Outlook 2026			2025
(Dollar amounts in millions, except per share data)	Low		High
Revenues (GAAP)	$1,073	to	$1,085	$932
Currency adjustment - constant (1)	(13)		(13)
Constant currency revenues (Non-GAAP)	1,060		1,072

Earnings per Share (EPS) (GAAP)	$2.04	to	$2.19	$2.20
Per share adjustment to reconcile GAAP EPS to Non-GAAP Adjusted EPS:
Share-based comp, non-cash equity earnings and other (2)	0.67		0.69	0.70
Merger and acquisition related depreciation and amortization (3)	1.40		1.40	0.83
Non-cash interest expense (4)	0.07		0.07	0.04
Tax effect of non-gaap adjustments (5)	(0.23)		(0.26)	(0.10)
Non-controlling interest (6)	(0.09)		(0.11)	(0.05)
Total adjustments	1.82		1.79	1.42
Adjusted EPS (Non-GAAP)	$3.86	to	$3.98	$3.62
Currency adjustment - constant (1)	(0.05)		(0.05)
Constant Currency Adjusted EPS (Non-GAAP)	$3.81		$3.93
Shares used in computing adjusted earnings per common share			62.5	64.4

(1)Constant currency adjustment is calculated by applying prior-year monthly average foreign currency exchange rates to current-period results.
(2)Represents share-based compensation, the elimination of non-cash equity earnings from equity investments, severance and other adjustments to reconcile GAAP EPS to Non-GAAP EPS.
(3)Represents depreciation and amortization expenses generated as a result of M&A activity.
(4)Represents non-cash amortization of the debt issue costs and premiums and accretion of discount.
(5)Represents income tax expense on non-GAAP adjustments using the applicable GAAP tax rate (anticipated at approximately 11% to 12%).
(6)Represents the non-controlling equity interests, net of amortization for intangibles created as part of the purchase.